Exhibit 10.13

FIRST AMENDMENT

TO

THE JULY 5, 2005 SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

DUKE ENERGY FIELD SERVICES, LLC

This First Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of Duke Energy Field Services, LLC (this “Amendment”), is dated as of August 11, 2006 and by and between ConocoPhillips Gas Company, a Delaware corporation (“CPGC”) and Duke Energy Enterprises Corporation (formerly Duke Energy Field Services Corporation), a Delaware corporation (“DEFS Holding”).

RECITALS

A.	Reference is made to that certain Second Amended and Restated Limited Liability Company Agreement of Duke Energy Field Services, LLC by and between CPGC and DEFS Holding dated as of July 5, 2005 (the “Agreement”) (capitalized terms used but not defined herein shall have the meaning given thereto in the LLC Agreement).

B.	CPGC and DEFS Holding desire to amend the Agreement to provide for the indemnification of Directors and Officers.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement is hereby amended by adding thereto under Article III concerning Management, a new Section 3.14 as follows:

Section 3.14 Indemnification.

(a) Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company. Subject to Section 3.14(c), the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such Person is or was an Officer (as used in this Section 3.14, the terms “Officer” and “officer” shall include manager, as such term is defined under the Act) or Director or is or was an Officer or Director serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (collectively, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if such Covered Person acted in good faith and in a manner such

1 of 5

Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful.

(b) Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Subject to Section 3.14(c), the Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Covered Person, against expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Authorization of Indemnification. Any indemnification under Section 3.14 (a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Officer or Director is proper in the circumstances because such Covered Person has met the applicable standard of conduct set forth in Section 3.14(a) or Section 3.14(b), as the case may be. Such determination shall be made with respect to such Covered Persons, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) by a majority vote of the Members. To the extent that a present or former Director or Officer has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection therewith, without the necessity of authorization in the specific case.

(d) Good Faith Defined. For purposes of any determination under Section 3.14(c), a Covered Person shall be deemed to have acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such Covered Person’s conduct was unlawful if such Covered Person’s action was based on the records or books of account of the Company or another enterprise, or on information supplied to such Covered Person by an Officer or an officer of another enterprise in

2 of 5

the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The provisions of this Section 3.14(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a Covered Person may be deemed to have met the applicable standard of conduct set forth in Section 3.14(a) or Section 3.14(b), as the case may be.

(e) Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3.14(c), and notwithstanding the absence of any determination thereunder, any Director or Officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 3.14(a) or Section 3.14(b). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or Officer is proper in the circumstances because such Covered Person has met the applicable standard of conduct set forth in Section 3.14(a) or Section 3.14(b), as the case may be. Neither a contrary determination in the specific case under Section 3.14(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or Officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 3.14(e) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Director or Officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(f) Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a Director or Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or Officer to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized in this Section 3.14. Such expenses (including attorneys’ fees) incurred by former Directors and Officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

(g) Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 3.14 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, it being the policy of the Company that indemnification of the Covered Persons specified in Section 3.14(a) and Section 3.14(b) shall be made to the fullest extent permitted by Law. The provisions of this Section 3.14 shall not be deemed to preclude the indemnification of any Covered Person who is not specified in Section 3.14(a) or Section 3.14(b) but whom the Company has the power or obligation to indemnify under the provisions of Act, or otherwise.

(h) Insurance. The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Covered Person against such liability under the provisions of this Section 3.14.

3 of 5

(i) Certain Definitions. For purposes of this Section 3.14, references to “the Company” shall include, in addition to the resulting enterprise, any constituent enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any Covered Person who is or was a director or officer of such constituent enterprise, or is or was a director or officer of such constituent enterprise serving at the request of such constituent enterprise as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 3.14 with respect to the resulting or surviving enterprise as such Covered Person would have with respect to such constituent enterprise if its separate existence had continued. The term “another enterprise” as used in this Section 3.14 shall mean any other limited liability company or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which such Covered Person is or was serving at the request of the Company as a director, officer, employee or agent. For purposes of this Section 3.14, references to “fines” shall include any excise taxes assessed on a Covered Person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a Covered Person who acted in good faith and in a manner such Covered Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 3.14.

(j) Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 3.14 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Director or Officer and shall inure to the benefit of the heirs, executors and administrators of such a Covered Person.

(k) Limitation on Indemnification. Notwithstanding anything contained in this Section 3.14 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 3.14(e)), the Company shall not be obligated to indemnify any Director or Officer (or his or her heirs, executors or Covered Personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Covered Person unless such proceeding (or part thereof) was authorized under this Section 3.14.

(l) Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Company’s President or Chief Executive Officer or by a majority vote of the Directors, provide rights to indemnification and to the advancement of expenses to employees and agents (other than Directors and Officers) of the Company and employees or agents (other than Directors and Officers) of the Company that are or were serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, similar to those conferred in this Section 3.14 to Directors and Officers.

4 of 5

ON THE DATE FIRST SET FORTH ABOVE, each of the undersigned has caused this Amendment to be duly executed and delivered.

DUKE ENERGY ENTERPRISES CORPORATION

By: /s/ Keith G. Butler
Name: Keith G. Butler
Title: President

CONOCOPHILLIPS GAS COMPANY

By: /s/ John E. Lowe
Name: John E. Lowe
Title: President

5 of 5